Exhibit 99.2

37/F, IFC, No.1, Wanglong 2nd Avenue, Taijiang District, Fuzhou, Fujian 350005, P.R.China

Tel：+86-591-87850803 Fax：+86-591-87816904

TO:	Universe Pharmaceuticals INC

Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion,

Hibiscus Way, 802 West Bay Road,

Grand Cayman, KYI – 1205 Cayman Islands

as the “Company”

August 17, 2020

Re: PRC Legal Opinion for Certain Legal Matters of the Initial Public Offering of Universe Pharmaceuticals INC

We have acted as the People’s Republic of China (the “PRC”, which for the purpose of this legal opinion, does not include Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) legal adviser to Universe Pharmaceuticals INC (the “Company”) in connection with the initial public offering (the “Offering”) of the Company of ordinary shares (the “Ordinary Shares”) with a par value of US$0.003125 per share on the Nasdaq Capital Market.

We are licensed lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court (collectively the PRC Laws”), such licenses and authorization of which have not been revoked, suspended, restricted, or limited in any manner whatsoever.

A.	Documents Examined, Definition and Information Provided

In connection with this opinion letter, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by the Company and the PRC Subsidiaries Companies, and such other documents, the Registration Statement, corporate records, certificates, Approvals (as defined below) and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by PRC government authorities and officers of the Company and the PRC Subsidiaries Companies. All of these documents are hereinafter collectively referred to as the "Documents".

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“Government Authorizations” means all government authorizations, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses required by applicable PRC Laws.

“Universe HK” means to Universe Pharmaceuticals Group (International) Limited, which is a company wholly owned by the Company and incorporated in accordance with the Hong Kong Laws.

“Universe Technology” means to Universe Pharmaceuticals Technology Co., Ltd., which is a company wholly owned by Universe HK and incorporated in accordance with the PRC Laws.

“Jiangxi Universe” means to Jiangxi Universe Pharmaceuticals Co., Ltd., which is a company wholly owned by Universe Technology and incorporated in accordance with the PRC Laws.

“Universe Trade” means to Universe Pharmaceuticals Commercial Trade Co., Ltd., which is a company wholly owned by Jiangxi Universe and incorporated in accordance with the PRC Laws.

“PRC Subsidiaries Companies” means to Universe Technology, Jiangxi Universe and Universe Trade.

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion; and

3.	each of the parties to the Documents (except that we do not make such assumptions about the PRC Subsidiaries Companies) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C.	Opinion

Based upon the foregoing, we are of the opinion that:

1.	With respect to the M&A Rules

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange, and the China Securities Regulatory Commission, or CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006 and amended on June 22, 2009. M&A Rule requires, among other things, offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Since the Company and the Universe HK are incorporated, controlled and held by the foreigners, and Universe Technology was originally established as a foreign-invested enterprise rather than a PRC domestic company as provided by the M&A Rules, and hence the Company and Universe HK are not special purpose vehicles formed or controlled by PRC companies or individuals as defined under the M&A Rules. Therefore, the M&A Rules does not apply to the acquisition of Universe HK by the Company and acquisition of Jiangxi Universe by Universe Technology (the “Acquisitions”), no approval from the MOC is required for the Acquisitions, and the Company is not required to obtain the prior approval from CSRC for the listing and trading of the Company’s Ordinary Shares on an overseas stock exchange either.

2.	Taxation

The statements set forth under the caption “Taxation” in the Prospectus, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and insofar as related to PRC Laws nothing has been omitted from such statements which would make the same misleading in all material respects.

3.	Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

4.	Statements in the Prospectus

The statements in the Prospectus under the captions “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Enforceability of Civil Liabilities”, “Use of Proceeds” “Regulations”, “Management”, “Taxation”, “Dividend Policy” and “Legal Matters”, insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by the PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

D.	Consent

We hereby consent to the use of our name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Taxation” and elsewhere in the Prospectus.

This opinion letter relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this opinion letter and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

We hereby consent to the use of this opinion letter in, and the filing hereof as an exhibit to, the Prospectus. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Zhang Biwang
Zhang Biwang

ALLBRIGHT LAW OFFICES FUZHOU

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